Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

CareSpeak Communications, Inc.,

The Persons listed on Schedule 1.1,

and

OptimizeRx Corporation

Dated October 17, 2018

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Table of Contents

(continued)

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Table of Contents

(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	—	[Reserved]
Exhibit B	—	Employment Agreements
Exhibit C	—	Escrow Agreement

Disclosure Schedule	—	Exceptions to Representations and Warranties
Schedule 1.1	—	Sellers; Pro-Rata Percentage
Schedule 1.2		Closing Payment and Buyer Stock Schedule
Schedule 1.8		Working Capital Methodologies
Schedule 4.5	—	Sellers Subject to Restrictive Covenants
Schedule 5.1(g)	—	Resignations at Closing
Schedule 5.1(i)	—	Indebtedness Paid at Closing
Schedule 6.1		Indemnity Pro Rata Percentages

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into on October__, 2018 by and among OptimizeRx Corporation, a Nevada corporation (“Buyer”), CareSpeak Communications, Inc., a New Jersey corporation (the “Company”), the Persons listed on Schedule 1.1 (each individually a “Seller” and collectively, the “Sellers”), each of Srdjan Loncar, United HealthCare Services, Inc., Christopher DiCostanzo, and Kresimir Nesek, as the “Seller Indemnitors”, and Srdjan Loncar, not individually but in his capacity as the representative of Sellers (the “Representative”). Buyer, the Company, Sellers and the Representative are referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

Sellers in the aggregate own all of the outstanding equity of the Company. Each Seller desires to sell to Buyer the number of Company Securities indicated opposite such Seller’s name on Schedule 1.1, and Buyer desires to purchase from Sellers all (but not less than all) of the Company Securities, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF COMPANY SECURITIES

1.1 Transaction. In accordance with the terms and upon the conditions of this Agreement, at the Closing each Seller shall sell, transfer, assign, convey and deliver to Buyer all right, title and interest in and to all of such Seller’s Company Securities, free and clear of all Liens.

1.2 Purchase Price. The purchase price for the Company Securities (the “Purchase Price”) shall consist of:

(a) the Cash Payment, subject to adjustment as provided in this Article 1, which will be allocated by the Representative among the Sellers in accordance with the schedule set forth on Schedule 1.2; plus

(b) the Escrow Amount, to the extent disbursed to the Representative (for the benefit of the Sellers) in accordance with the Escrow Agreement; plus

(c) the Seller Expense Reserve Amount, to the extent disbursed to the Sellers in accordance with Section 9.16(b); plus

(d) the Earnout Amount (if any), to the extent payable to the Representative (for the benefit of the Sellers) in accordance with Section 1.4(d)(i); plus

(e) the number of shares of common stock of Buyer (the “Buyer Shares”), equal to (i) five hundred thousand dollars ($500,000) divided by (ii) the VWAP for the thirty (30) Trading Day period ending one (1) Trading Day prior to Closing (it being understood that each share of Buyer Common Stock issued to those Sellers listed on Schedule 1.2 hereunder will reflect the restrictive legends set forth in Section 2.1(k) when issued), which will be allocated by the Representative among the Sellers as set forth on Schedule 1.2.

1.3 Estimated Cash Payment. The Representative has delivered to Buyer (a) a certificate signed by the Representative setting forth the Representative’s best estimate of the Cash Amount, Debt Amount, Transaction Expenses Amount, and Working Capital Surplus, if any, or Working Capital Deficit, if any, in each case as of the Closing Date and, based on such estimates, the Cash Payment (the “Estimated Cash Payment”) and (b) all records and work papers necessary to compute and verify the information set forth in such certificate.

1.4 Payment and Delivery of Purchase Price.

(a) Paying Agent. Continental Stock Transfer & Trust Company, a New York corporation, shall serve as the paying agent (the “Paying Agent”) for the transactions contemplated hereby.

(b) Closing Payments. At the Closing, Buyer shall:

(i) pay the Estimated Cash Payment to the Paying Agent for the benefit of the Sellers in accordance with Schedule 1.2;

(ii) pay the Debt Amount, if any, pursuant to the payoff letters delivered by the Representative to Buyer pursuant to Section 5.1(g);

(iii) pay the Transaction Expenses Amount pursuant to the direction of the Representative;

(iv) pay the Escrow Amount to the escrow account established pursuant to the terms and conditions of the Escrow Agreement; and

(v) pay the Seller Expense Reserve Amount pursuant to the direction of the Representative.

(c) Buyer Shares. Within five (5) Business Days following the Closing, Buyer shall deliver to the Representative, for the benefit of the Sellers, certificates representing the Buyer Shares issued to the Sellers set forth opposite such Seller’s name on Schedule 1.2.

(d) Cash Payment Adjustment. Within five (5) Business Days after the Cash Payment becomes final and binding in accordance with Section 1.5:

(i) if the Cash Payment exceeds the Estimated Cash Payment, then such excess shall be paid by Buyer to the Paying Agent in cash, for the benefit of Sellers in accordance with their Pro Rata Percentages; or

(ii) if the Estimated Cash Payment exceeds the Cash Payment, then Buyer and the Representative shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Buyer a portion of the Escrow Amount equal to such excess by wire transfer of immediately available funds to an account or accounts designated by Buyer and the Seller Indemnitors shall promptly (but in any event within five (5) Business Days thereof) deliver to the Escrow Agent an amount equal to their Indemnity Pro Rata Percentage of the amount released to Buyer pursuant to this Section 1.4(d)(i) to be deposited in the escrow account to be held in accordance with the terms of this Agreement and the Escrow Agreement.

(e) Earnout Amount. Within five (5) Business Days after each applicable Earnout Amount becomes final and binding in accordance with Section 1.7 with respect to the First Earnout Measurement Period and, as applicable, the Second Earnout Measurement Period, Buyer shall pay the Earnout Amount for such applicable measurement period, if any, to the Representative, for the benefit of Sellers in accordance with their Pro Rata Percentages. Notwithstanding the foregoing, any remaining Earnout Amount that has not yet been paid shall be immediately due and payable within thirty days after either (i) any Change of Control that occurs prior to the Earnout Amount becoming final and binding with respect to the Second Earnout Measurement Period in accordance with Section 1.7, or (ii) the termination of Srdjan Loncar’s employment by the Buyer or the Company other than “For Cause” (as such term is defined in the Srdjan Loncar Employment Agreement). Aside from any amount treated as imputed interest under the Tax Laws (including Sections 483 and 1275 of the Code and the Treasury Regulations thereunder), each Party agrees that any Earnout Amount shall be treated as an adjustment to the purchase price for the sale and transfer of the Company Securities for all Tax and other purposes, and no Party shall take any position in its applicable books, records, or Tax filings (or otherwise act) in a manner inconsistent with such purchase price treatment for the Earnout Amount.

(f) Payments. All payments to the Paying Agent pursuant to this Section 1.4 shall be made by wire transfer of immediately available funds to an account designated by the Paying Agent in writing. All payments to Buyer pursuant to Section 1.4(d)(i) shall be made by wire transfer of immediately available funds to an account designated by Buyer in writing.

(g) Withholding. The Parties, the Paying Agent, the Escrow Agent and any other applicable withholding agent will be entitled to deduct and withhold from the Purchase Price (as it may be adjusted pursuant hereto), any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld, and, to the extent that any amounts are so deducted or withheld, such amounts will be paid over to the appropriate Governmental Body and will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement or the Escrow Agreement shall be payable in accordance with the applicable payroll procedures of the Company. Prior to conducting any withholding or deduction pursuant to this Section 1.4(g) other than in respect of any payroll or employment Taxes, Buyer shall provide commercially reasonable notice to the Representative with respect to a withholding obligation pursuant to this Section 1.4(g) and shall reasonably cooperate with the Representative to reduce or eliminate such withholding.

1.5 Cash Payment Determination. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Representative a detailed statement setting forth Buyer’s calculation of the Cash Amount, Debt Amount, Transaction Expenses Amount, Working Capital, Working Capital Surplus, if any, and Working Capital Deficit, if any, in each case as of the Closing Date, together with all records and work papers necessary to compute and verify the information and, based on such calculations, the Cash Payment (the “Closing Statement”). Buyer shall provide Representative access to the books and records used by Buyer to calculate the Closing Statement within a reasonable period of time in order to determine Buyer’s calculation of the Closing Statement. If the Representative has any objections to the Closing Statement prepared by Buyer, then the Representative will deliver a detailed written statement (the “Objections Statement”) describing (a) which items on the Closing Statement have not been prepared in accordance with this Agreement, (b) the basis for the Representative’s disagreement with the calculation of such items and (c) the Representative’s proposed dollar amount for each item in dispute, to Buyer within fifteen (15) days after delivery of the Closing Statement. If the Representative fails to deliver an Objections Statement within such fifteen (15) day period, then the Closing Statement shall become final and binding on all Parties. The Representative shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not disputed in the Objections Statement. If the Representative delivers an Objections Statement within such fifteen (15) day period, then the Representative and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted any Objections Statements, any remaining matters which are in dispute will be resolved by RSM US LLP (the “Accountants”). The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a proposed resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants shall act as an expert, not as an arbitrator, in resolving the unresolved disputes, and the proceeding before the Accountants shall be an expert determination under the Law governing expert determination and appraisal proceedings.  The Accountants’ determinations shall be based solely on the submissions by the Parties (and not by independent review), this Agreement and the applicable defined terms set forth in this Agreement. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties and not subject to review by a court or other tribunal absent manifest error; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Closing Statement or any more favorable to the Representative than is proposed in the Objections Statement. The costs, expenses and fees of the Accountants shall be borne by the Party whose calculation of the Cash Payment has the greatest difference from the final Cash Payment as determined by the Accountants under this Section 1.5; otherwise, such costs, fees and expenses shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of the Sellers), on the other hand. The final Closing Statement, however determined pursuant to this Section 1.5, will produce the Working Capital Surplus, if any, the Working Capital Deficit, if any, the Cash Amount, the Debt Amount and the Transaction Expenses Amount to be used to determine the final Cash Payment (the “Final Cash Payment”).

1.6 Calculation of Earnout Amount. As of the Closing Date each of the “First Earnout Amount” and “Second Earnout Amount” (each an “Earnout Amount”) shall be equal to $0, subject to increase in accordance with this Section 1.6, and subject to acceleration in accordance with Section 1.4(d). If, at the time an Earnout Amount is to be paid, the Srdjan Loncar Employment Agreement has not been terminated by the Company “For Cause” (as that term is defined in the Srdjan Loncar Employment Agreement), then the applicable Earnout Amount shall be calculated as follows:

(a) If the Buyer or any of its Subsidiaries (including the Company) generate GAAP recognized Business Revenue during calendar year 2019 (the “First Earnout Measurement Period”) equal to or greater than $1,250,000, then the First Earnout Amount shall be increased by an amount equal to the lesser of (i) (A) two dollars ($2.00) multiplied by (B) the positive difference calculated as (1) the Business Revenue for 2019 minus (2) $1,250,000; or (ii) one million five hundred thousand dollars ($1,500,000); and

(b) If the Buyer and its Subsidiaries (including the Company) generate Business Revenue during calendar year 2020 (the “Second Earnout Measurement Period”) equal to or greater than $2,000,000, then the Second Earnout Amount shall be increased by an amount equal to the lesser of (i) (A) one dollar and fifty cents ($1.50) multiplied by (B) the positive difference calculated as (1) the Revenue for 2020 minus (2) $2,000,000; or (ii) the positive difference calculated as (A)  three million dollars ($3,000,000) minus (B) the First Earnout Amount calculated as of the end of the First Earnout Measurement Period as provided in Section 1.6(a) above.

1.7 Determination of Earnout Amount. Within ninety (90) days after the end of each of the First Earnout Measurement Period and the Second Earnout Measurement Period, Buyer shall prepare and deliver to the Representative a detailed report (the “Earnout Report”) containing the audited financial statements of the Company on a consolidated basis for the respective Earnout Measurement Period and setting forth Buyer’s calculation of Business Revenue for each of the First Earnout Measurement Period and Second Earnout Measurement Period and the applicable resulting Earnout Amount. If the Representative has any objections to the calculation of Business Revenue and the applicable resulting Earnout Amount prepared by Buyer, then the Representative will deliver a detailed written statement (the “Earnout Objections Statement”) describing its objections to Buyer within thirty (30) days after delivery of the Earnout Report. If the Representative fails to deliver an Earnout Objections Statement within such thirty (30) day period, then the calculation of Business Revenue and the applicable resulting Earnout Amount set forth in the Earnout Report shall become final and binding on all Parties. If the Representative delivers an Earnout Objections Statement within such thirty (30) day period, then the Representative and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Representative has submitted the Earnout Objections Statement, any remaining matters which are in dispute will be resolved by the Accountants. The Accountants will prepare and deliver a written report to Buyer and the Representative and will submit a resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes will be final and binding upon all Parties; provided, however, that no such determination shall be any more favorable to Buyer than is set forth in the Earnout Report or any more favorable to the Representative than is proposed in the Earnout Objections Statement. The costs, expenses and fees of the Accountants shall be borne by the Party whose calculation of the applicable Earnout Amount has the greatest difference from the applicable final Earnout Amount as determined by the Accountants under this Section 1.7, otherwise, such costs, fees and expenses shall be borne equally by Buyer, on the one hand, and the Representative (on behalf of the Sellers), on the other hand. Upon the applicable Earnout Amount becoming final and binding in accordance with this Section 1.7, Buyer shall pay such applicable Earnout Amount to the Representative in accordance with Section 1.4(d)(i). In no event will the sum of the First Earnout Amount plus the Second Earnout Amount exceed $3,000,000.

1.8 Calculations. All calculations of Working Capital (and the individual elements thereof) shall be determined consistently with the policies, principles and methodologies used in calculating the Working Capital Target and otherwise in accordance with Schedule 1.8 setting forth the Working Capital of the Company as of September 30, 2018. Each of the deliveries of the Closing Statement and the statement delivered in accordance with Section 1.3 shall be prepared in accordance with the methodologies used in determining the Working Capital Target and as set forth in Schedule 1.8.

1.9 Option Holders. Each Seller who holds an option to acquire common stock of the Company as listed in Schedule 1.1 (the “Company Options”) that is outstanding immediately prior to the effective time of the Closing shall be cancelled. In consideration for the cancellation of such Company Options, each holder of Company Options (“Option Holder Seller”) shall have the right to receive for each Company Option, subject to applicable withholding Tax, an amount equal to (a) the product of (i) the Common Stock Price per Share times (ii) the number of shares of the Company’s common stock covered by such Company Option, less (b) the aggregate exercise price of such Company Option immediately prior to the Closing (all as set forth on Schedule 1.2). The aggregate amount paid or payable in respect of the cancellation of the Company Options as set forth in this Section 1.9 (including for the avoidance of doubt, any employee withholding Tax deducted from any such amounts payable) is referred to herein as the “Option Consideration.” The Option Consideration shall be payable to Option Holders in accordance with and subject to the conditions on payment as provided in this Agreement in the same manner as for payment to the Sellers owning common stock of the Company. For the avoidance of doubt, the Option Consideration shall be paid out of the Purchase Price and the Company shall have no additional liability for such Option Consideration or in respect of any Company Option cancelled in accordance herewith.

1.10 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures on the date of this Agreement (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. local time on such date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

2.1 Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 2.1 are correct and complete as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule; provided that the representations set forth in Section 2.1(g) through (k) are made only by those Sellers receiving Buyer Shares.

(a) Authorization of Transaction. Such Seller, if an entity, is an entity duly formed, validly existing and in good standing under the Laws of the State of its formation set forth on Section 2.1(a)(i) of the Disclosure Schedule. Such Seller has full power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. If such Seller is an entity, then the execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party and the performance by such Seller of the transactions contemplated hereby and thereby have been duly approved by all requisite entity action of such Seller. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which such Seller is a party constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 2.1(a)(ii) of the Disclosure Schedule, such Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party.

(b) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject, (iii) result in the imposition or creation of a Lien upon or with respect to the Company Securities or (iv) violate any provision of the Organizational Documents of such Seller, if an entity.

(c) Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

(d) Company Securities. Such Seller holds of record and owns beneficially the number of Company Securities set forth next to such Seller’s name in Schedule 1.1, free and clear of any Liens. Such Seller is not a party to, and such Seller’s Company Securities are not subject to, any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer, or otherwise dispose of any Company Securities (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Company Securities.

(e) Litigation. Such Seller is not engaged in or a party to or, to the Knowledge of such Seller, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement, and such Seller has not received written or, to the Knowledge of such Seller, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement.

(f) Ancillary Agreements. Such Seller has reviewed all other Ancillary Agreements to which such Seller is a party and has had the opportunity to ask questions and receive answers concerning the terms, conditions and provisions of such Ancillary Agreements. Such Seller has had full access to such information and materials concerning Buyer as such Seller has requested. Buyer has answered all inquiries that such Seller has made to Buyer relating to Buyer.

(g) Purchase Entirely for Own Account. The Buyer Shares to be received by a Seller will be acquired only for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has not present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Shares.

(h) Disclosure of Information. Each Seller has received all the information it considers necessary or appropriate for deciding whether to acquire the Buyer Shares and has received all information it has requested from the Buyer. Such Seller further represents that it has had an opportunity to ask questions of management of the Buyer regarding the Buyer, its business and the terms and conditions of the offering of the Buyer Shares and that all such questions have been answered to the satisfaction of such Seller.

(i) Investment Experience. Seller is either an accredited investor as defined in Rule 501 of Regulation D of the Securities Act, or is a sophisticated investor. Seller is aware that an investment in the Buyer Shares involves very significant risks. Seller acknowledges that it is able to fend for itself, can bear the economic risk and complete loss of its investment in the Buyer Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Buyer Shares.

(j) Restricted Securities. Each Seller understands that the Buyer Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection each Seller represents that it is familiar with Securities and Exchange Commission ("SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(k) Legends. It is understood that the certificates evidencing the Buyer Shares may bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 2.2 are correct and complete as of the Closing Date.

(a) Organization of Buyer. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Nevada.

(b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of Buyer. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer is a party constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as required to comply with applicable federal and state securities Laws, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is a party.

(c) Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer is subject, (ii) violate any provision of the Organizational Documents of Buyer or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Except as set forth on Section 2.2(d) of the Disclosure Schedules, Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e) Investment. Buyer is not acquiring the Company Securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) Litigation. Buyer is not engaged in or a party to or, to the Knowledge of Buyer, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements, and Buyer has not received written or, to the Knowledge of Buyer, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule.

3.1 Organization, Qualification, and Power. Section 3.1(a) of the Disclosure Schedule sets forth the jurisdiction of incorporation or formation of the Company and each of its Subsidiaries and each state or other jurisdiction in which the Company and each of its Subsidiaries is licensed or qualified to do business. The Company and each of its Subsidiaries are duly organized, validly existing, in good standing, and not subject to liquidation, winding-up, bankruptcy or other insolvency and reorganization proceedings under the Laws of their respective jurisdiction of incorporation or formation. The Company and each of its Subsidiaries are duly authorized to conduct their business and are in good standing under the Laws of each jurisdiction where such qualification is required. The Company and each of its Subsidiaries have full entity power and authority and all Permits necessary to carry on the Business and all other businesses in which they are engaged and to own, lease and use the properties owned, leased and used by them. Section 3.1(b) of the Disclosure Schedule lists the board of directors, managers, management board and officers, as the case may be, of the Company and each of its Subsidiaries. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents, board resolutions and stock record books for the Company and each of its Subsidiaries, each of which is correct and complete in all material respects. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of their Organizational Documents.

3.2 Authorization of Transaction. The Company and each of its Subsidiaries have full entity power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company and its Subsidiaries of the Agreement and the Ancillary Agreements to which it is a party and the performance by the Company and its Subsidiaries of the transactions contemplated hereby and thereby have been duly approved by all requisite entity action of the Company and its Subsidiaries. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which the Company and its Subsidiaries are a party constitute the valid and legally binding obligation of the Company and such Subsidiaries (as the case may be), enforceable against the Company and such Subsidiaries (as the case may be) in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Section 3.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company or any of its Subsidiaries is a party.

3.3 Capitalization and Subsidiaries.

(a) All of the Company Securities are owned beneficially and of record by the Sellers. The Company Securities represent 100% of the outstanding stock or other ownership interests in the Company. All of the Company Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Section 3.3(a) of the Disclosure Schedule lists the Company’s authorized stock and the record and beneficial owner of such stock, and each such owner has good and indefeasible title to all of the stock listed next to such holder’s name on Schedule 1.1 free and clear of all Liens. There are no other stock or other ownership interests in the Company or outstanding securities convertible or exchangeable into stock or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of the stock or other ownership interests of the Company. Upon the Closing, the Company Securities will be delivered to Buyer free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer), and Buyer will have good and marketable title to the Company Securities.

(b) All of the Subsidiaries, direct and indirect, of the Company are listed in Section 3.3(b)(i) of the Disclosure Schedule. Section 3.3(b)(i) of the Disclosure Schedule lists the entire authorized stock or other ownership interests of each such Subsidiary and the record and beneficial owner of such stock or other ownership interests, all of which have been duly authorized, are validly issued, fully paid, unencumbered and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Except as set forth on Section 3.3(b)(ii) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the stock or other ownership interests of the Subsidiaries listed in Section 3.3(b)(i) of the Disclosure Schedule, free and clear of all Liens. There are no other stock or other ownership interests in any Subsidiary required to be listed on Section 3.3(b)(i) of the Disclosure Schedule or outstanding securities convertible or exchangeable into stock or other ownership interests of any such Subsidiary, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts and encumbrances that could require any such Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock or other ownership interests in any such Subsidiary. There are no outstanding or authorized equity appreciation, phantom appreciation, profit participation or similar rights with respect to any Subsidiary listed on Section 3.3(b)(i) of the Disclosure Schedule. There are no voting trusts, proxies or other Contracts with respect to the voting of the stock or other ownership interests of any such Subsidiary. There are no partnerships, Contracts or other legal instruments which impose any obligations on the Sellers, the Company and the Subsidiaries.

3.4 Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which the Company or any of its Subsidiaries is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with any Law or Order to which the Company or any of its Subsidiaries is subject, (ii) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, or (iii) except as set forth on Section 3.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any material Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

3.5 Brokers’ Fees. Except as set forth on Section 3.5 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Assets.

(a) The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens. The assets, properties and rights owned by the Company and its Subsidiaries are all the assets, properties and rights used by the Company and its Subsidiaries in the operation of the Business or necessary to operate the businesses of the Company and its Subsidiaries, consistent with past practice.

(b) The buildings, and tangible assets that the Company and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.7 Financial Statements; Interim Conduct.

(a) Attached to Section 3.7(a) of the Disclosure Schedule are correct and complete copies of the following financial statements of the Company (but not the Subsidiaries) (collectively, the “Financial Statements”): (i) unaudited consolidated balance sheets, statements of income, stockholders’ equity and cash flows for the years ended December 31, 2016, December 31, 2017, and for the eight (8) month period ended August 31, 2018 (the “Most Recent Fiscal Month End”). The Financial Statements are consistent with the books and records of the Company and its Subsidiaries, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of the Company and, to the extent reflected therein, its Subsidiaries as of and for their respective dates and for the periods then ending and are consistent with past practices.

(b) Since January 1, 2018, the Business and all other businesses of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 3.7(b) of the Disclosure Schedule, since January 1, 2018 the Company and its Subsidiaries have not:

(i) sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value in excess of $25,000;

(ii) experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or property (tangible or intangible) in excess of $25,000;

(iii) received notice from any Person regarding the acceleration, termination, modification or cancelation any existing Contract, which would be required to be listed on Section 3.13 of the Disclosure Schedule;

(iv) issued, created, incurred or assumed any Debt involving more than $25,000;

(v) forgave, canceled, compromised, waived or released any Debt owed to it or any right or claim;

(vi) issued, sold or otherwise disposed of any of its stock or other ownership interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its stock or other ownership interests or declared, set aside, made or paid any dividend or distribution with respect to its stock or other ownership interests or redeemed, purchased or otherwise acquired any stock or other ownership interest or amended or made any change to any of its Organizational Documents or made any other payment to its members or stockholders (or any Affiliates of such members or stockholders);

(vii) granted any increase in salary or bonus or otherwise increased the compensation or benefits payable or provided to any director, officer, employee, consultant, advisor or agent, except wage or salary increases set forth on Section 3.7(b)(vii) of the Disclosure Schedule;

(viii) engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing;

(ix) made any commitment outside of the Ordinary Course of Business or in excess of $25,000 in the aggregate for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with its capital expense budget;

(x) instituted any material change in the conduct of the Business or any other businesses in which it is engaged or any material change in its accounting practices or methods, cash management practices or method of purchase, sale, lease, management, marketing, or operation;

(xi) taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect;

(xii) made, changed or rescinded any Tax election, settled or compromised any Tax liability, or amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax assets of the Company in respect of any taxable period ending after the Closing Date;

(xiii) collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case other than in the Ordinary Course of Business;

(xiv) entered into any transaction with any Affiliate; and

(xv) agreed or committed to any of the foregoing.

(c) All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of the Company and its Subsidiaries generated since the Most Recent Fiscal Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of services or other obligations in favor of the Company and its Subsidiaries as to which full performance has been fully rendered, and are valid and enforceable claims. To the Company’s Knowledge, the Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable.

(d) The accounts payable of the Company and its Subsidiaries reflected on the Most Recent Financial Statements arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company and its Subsidiaries in good faith.

(e) Except as set forth on Section 3.7(e) of the Disclosure Schedule, to the Knowledge of the Company and the Sellers, since January 1, 2018, neither the Company nor any of its Subsidiaries nor any current or former director, officer, employee or auditor of the Company or such Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging a material deficiency in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

3.8 Undisclosed Liabilities. Except as disclosed in Section 3.8 of the Disclosure Schedule, the Company and its Subsidiaries do not have any liability that otherwise would be required to be disclosed by GAAP, or, to the Company’s Knowledge, any other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, (c) result from the obligations of the Company under this Agreement or the Ancillary Agreements or (d) liabilities and obligations pursuant to any Contract listed on Section 3.13 of the Disclosure Schedule or not required by the terms of Section 3.13 to be listed on Section 3.13 of the Disclosure Schedule, in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty.

3.9 Legal Compliance.

(a) Except as disclosed on Section 3.9 of the Disclosure Schedule, the Company and its Subsidiaries, and their respective predecessors and Affiliates, have complied and are in compliance in all material respects with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened alleging any failure so to comply. Since January 1, 2017, the Company and its Subsidiaries have not received any notice or communication alleging any non-compliance of the foregoing.

(b) Section 3.9(b) of the Disclosure Schedule sets forth a correct and complete list all material Permits held by the Company and its Subsidiaries. Such Permits (i) constitute all Permits necessary for the operation of the Business and any other businesses of the Company and its Subsidiaries and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any Permit.

(c) Neither the Company, nor any of its Subsidiaries, nor any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer or supplier of the Company and its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions or gifts.

3.10 Tax Matters.

(a) The Company and its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns that they were required to file. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax, other than automatic extensions. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(b) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority in writing against the Company and its Subsidiaries that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or concerning the Company or any of its Subsidiaries with respect to any Taxes.

(c) All Taxes that are required to be withheld or collected by the Company and its Subsidiaries, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company or any of its Subsidiaries, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Law.

(d) No written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(e) The Company and its Subsidiaries are not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by Contract (other than pursuant to customary indemnification or reimbursement provisions in loans, leases and other commercial agreements the principal purpose of which is not related to Taxes) or otherwise by operation of Law.

(f) Neither the Company nor any of its Subsidiaries will be required as a result of (i) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed prior to the Closing, (iv) any installment sale or open transaction disposition occurring prior to the Closing, (v) the receipt of any prepaid revenue prior to the Closing, or (vi) any election under Section 108(i) of the Code to include any item of income or exclude any item of deduction for any taxable period (or portion thereof) beginning after the Closing Date that would not have otherwise so been included or excluded as the case may be.

(g) Neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code

(h) Neither Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” or “listed transaction,” each as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b).

(i) Neither Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code or any similar provision of any Law.

(j) All material contracts or agreements entered into among the Company and its Subsidiaries have been entered into on an arms’ length basis and the consideration (if any) charged or received or paid with respect to such contracts or agreements have been equal to the consideration that would have been charged, received or paid between unrelated Persons dealing at arms’ length, and no notice or inquiry by any Governmental Body has been made in connection with any such contracts or agreements.

(k) None of the Company's non-U.S. Subsidiaries (i) have any assets treated as "United States property" within the meaning of Section 956(c) of the Code; (ii) hold any "United States real property interests" within the meaning of Section 897(c) of the Code or (iii) will have earned a material amount of "subpart F income" as defined in Section 952 of the Code for a taxable period ending on or prior to the Closing Date. If the taxable years of the Company and the Subsidiaries were treated as ending on or prior to the Closing Date, the Company would not be required to include a material amount of taxable income as a result of the application of Section 951A of the Code.

(l) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the one in which it is organized.

(m) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) Section 3.10(n) of the Disclosure Schedule lists all income Tax Returns filed by the Company and its Subsidiaries for Tax periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the payment of any Tax or any Tax assessment or deficiency, in each case which waiver or extension remains in effect.

(o) There is no Contract to which the Company or any of its Subsidiaries is a party that will, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G (as determined without regard to Section 280G(b)(4)), 162 or 404 of the Code or corresponding rules of local or foreign Law.

Notwithstanding anything to the contrary in this Agreement, no representation or warranty contained in this Section 3.10 (other than Section 3.10(f), Section 3.10(g) or Section 3.10(i)) shall be interpreted to apply directly or indirectly with respect to any Taxes that are not for a Pre-Closing Tax Period.

3.11 Real Property.

(a) None of the Company nor any Subsidiary owns or has ever owned any real property.

(b) Section 3.11 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. Sellers have made available to Buyer a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

(c) Subject to the respective terms and conditions in the Leases, the Company or one of its Subsidiaries is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens).

(d) With respect to each parcel of Real Property: (i) there are no pending or, to the Knowledge of the Company, threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety or other similar Laws; (iii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the Business and any other businesses of the Company as currently conducted at such facilities and safe for their current occupancy and use; (iv) neither the Company, nor any of its Subsidiaries nor any Seller has received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Real Property and, to the Knowledge of the Company, no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than the Company and its Subsidiaries) in possession of any such parcel; and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the Knowledge of the Company, threatened termination of such access. The Real Property comprises all of the real property used or intended to be used in the Business or any other businesses of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or any portion thereof or interest therein.

3.12 Intellectual Property.

(a) Except as set forth on Section 3.12(a) of the Disclosure Schedule, the Company and its Subsidiaries own, license or otherwise has the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property material to the conduct of the Business and any other businesses of the Company as currently conducted (collectively, the “Company IP Rights”).  Section 3.12(a) of the Disclosure Schedule sets forth a list of (i) all registered Company IP Rights, and (ii) all unregistered Company IP Rights of a type described in clause (b) of the definition of “Intellectual Property”.  The Company and its Subsidiaries have made all necessary filings and paid all necessary fees to maintain all registrations or pending applications for any registered Company IP Rights. There are no outstanding deadlines that will expire within six (6) months of the Closing Date for any registrations or applications for any Company IP Rights.

(b) The Company IP Rights constitute all Intellectual Property that is material and necessary for the conduct of the Business of the Company as currently conducted and as currently proposed to be conducted (without taking into consideration the transactions contemplated herein).  The Company IP Rights owned or used by the Company and its Subsidiaries immediately prior to the Closing Date will be owned or available for use, respectively, by the Buyer immediately after the Closing Date on substantially identical terms and conditions as owned or used by the Company and its Subsidiaries immediately prior to the Closing Date.

(c) Section 3.12(c) of the Disclosure Schedule sets forth a list of all agreements to which the Company IP Rights are bound or that materially affect any of the Company IP Rights, including but not limited to license agreements.

(d) Except as set forth on Section 3.12(d) of the Disclosure Schedule, (i) there are no written claims pending against the Company or any of its Subsidiaries (or their employees, agents, distributors, suppliers, or vendors) contesting the use or ownership of the Company IP Rights owned by the Company or any of its Subsidiaries, or alleging that the Company or any of its Subsidiaries (or their employees, agents, distributors, suppliers, or vendors) is currently infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, and (ii) there are no written claims pending that have been brought by the Company or any of its Subsidiaries against any Person currently alleging infringement, misappropriation or other violation of any Company IP Rights.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule, to the Company’s Knowledge, (i) the conduct of the Business of the Company and its Subsidiaries as currently conducted, and the continued operation of such Business consistent with past practices, does not infringe, misappropriate, or otherwise violate any Intellectual Property of any Person, and (ii) no Person is currently infringing, misappropriating, or otherwise violating the Company IP Rights.

(f) Except as set forth on Section 3.12(f) of the Disclosure Schedule, all Company IP Rights owned by or developed by and/or for the Company or its Subsidiaries was developed by (i) employees of the Company or any of its Subsidiaries within the scope of their employment and who have entered into written agreements with the Company or any of its Subsidiaries that assigned all right, title and interest in and to any Intellectual Property developed to the Company or its Subsidiaries; or (ii) independent contractors who have entered into written agreements with the Company or any of its Subsidiaries that assigned all right, title and interest in and to any Intellectual Property developed to the Company or its Subsidiaries.  No employee or independent contractor of the Company or any of its Subsidiaries has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Company IP Rights or requires the employee or independent contractor to transfer, assign or disclose information concerning the Company IP Rights to anyone other than the Company or its Subsidiaries.

(g) Except as set forth on Section 3.12(e) of the Disclosure Schedule, the Company and its Subsidiaries are not a party to or otherwise bound by any settlement or consent agreement, covenant not to sue, non-assertion assurance, release or other similar agreement that could reasonably be expected, individually or in the aggregate, to materially and adversely affect the Company’s or any of its Subsidiaries' rights to own, use, make, transfer, encumber, assign, license, distribute, convey, sell or otherwise exploit any Company IP Rights.

(h) The Company and its Subsidiaries have taken all necessary steps to protect and preserve the confidentiality of all trade secrets, know-how, confidential information, inventions and discoveries, ideas, manufacturing and production processes and techniques, recipes, formulas, methods, proprietary information, technical information, information that derives economic value from not being generally known, and any other information that would constitute a trade secret as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law,  and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and the Company or such Subsidiary.  The Company and its Subsidiaries have not breached any contracts or agreements of non-disclosure or confidentiality.

(i) Section 3.12(i) of the Disclosure Schedule contains a description of all Company IP Rights that are proprietary software or other custom software developed for the Company or any of its Subsidiaries.

(j) The Company and its Subsidiaries are in compliance and as of the last two (2) years has been in compliance in all material respects with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company or any of its Subsidiaries.

(k) Except as set forth on Section 3.12(k) of the Disclosure Schedule, the Company is in compliance with applicable consumer contact laws, including the Telephone Consumer Protection Act (47 USC § 227 et seq.) (the “TCPA”), Telemarketing Sales Rules (16 C.F.R. Part 310), and similar state statutes and regulations, and has been in compliance with such laws since January 1, 2017, to the extent applicable. The Company has not sent any marketing-related content to users in the four (4) years preceding the Closing Date without first obtaining consent from each such user in accordance with TCPA. Undefined capitalized terms in this Section 3.12 are to be interpreted consistent with 47 CFR 64.1200 et seq. and 16 CFR Part 310 et seq. Company has not, since January 1, 2017, directly or indirectly (a) initiated telephone calls or text/SMS messages using an Automatic Telephone Dialing System without having the proper, prior consent under the TCPA, (b) sent prerecorded or artificial voice messages without the valid, unrevoked prior express written consent of the called party, (c) initiated telephone calls or text/SMS messages to any telephone number that is listed on any state, federal, or internal do-not-call list in the absence of a valid, unrevoked prior written consent of, or an existing business relationship with, the called party, or (d) failed promptly to honor do-not-call requests or to maintain an updated internal do-not-call list.

3.13 Contracts.

(a) Section 3.13(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party:

(i) each Contract with any customer that is required to be listed on Section 3.21 of the Disclosure Schedule;

(ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $50,000 and with terms of less than one year);

(iii) each joint venture, partnership or Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(iv) each Contract relating to the acquisition, sale, transfer or disposition by the Company or any of its Subsidiaries of any material assets or properties, or of the operating business or the capital stock of or other equity interests in any other Person that were consummated since January 1, 2017 or under which there is any surviving liability against the Company or any of its Subsidiaries;

(v) each Contract containing any covenant that purports to restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(vi) each power of attorney;

(vii) each Contract for or relating to, or evidencing or guaranteeing, Debt;

(viii) each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(ix) each Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(x) each Contract under which the Company or any of its Subsidiaries has advanced or loaned to any other Person amounts in the aggregate exceeding $25,000;

(xi) each franchise, dealership, vendor, manufacturing or service center agreements;

(xii) each Contract with any Seller or any Affiliate of the Company, any of its Subsidiaries, or any Seller;

(xiii) any settlement agreement;

(xiv) each employment or consulting Contract or other Contract with any of their officers, managers, partners, directors or employees;

(xv) each Intellectual Property License; and

(xvi) each confidentiality agreement and non-disclosure agreement entered into within the past twelve (12) months that is still in effect;

(xvii) each Contract which purports to be binding on Affiliates of the Company (other than the Company’s Subsidiaries); and

(xviii) any other agreement material to the Company or any of its Subsidiaries whether or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to Buyer a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Section 3.13(b) of the Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Contracts (if any).

(c) Each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(c) of the Disclosure Schedule, (i) no Material Contract has been breached or canceled by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, (ii) the Company or each of its Subsidiaries has performed all obligations under such Material Contracts required to be performed by the Company or such Subsidiary, (iii) to the Knowledge of the Company, there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

3.14 Insurance. Section 3.14(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, director & officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage (collectively, the “Company Insurance Agreements”):

(a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(b) the policy number and the period of coverage; and

(c) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

There is no claim by the Company or any of its Subsidiaries or any other Person pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. There are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Section 3.14(b) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements, or under any other insurance policy, bond or agreement covering the Company or any of its Subsidiaries or their operations since January 1, 2015. Since January 1, 2015, the Company and its Subsidiaries have maintained insurance policies with coverage and policy limits that are substantially similar to the coverage and policy limits provided by the Company Insurance Agreements.

3.15 Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no (and during the last two years, there have not been any) complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of the Company, threatened or anticipated relating to or affecting the Company or any of its Subsidiaries. There is no outstanding Order to which the Company or any of its Subsidiaries is subject. The Company and each of its Subsidiaries is fully insured with respect to each of the matters set forth on Section 3.15 of the Disclosure Schedule.

3.16 Employees.

(a) Section 3.16 of the Disclosure Schedule sets forth a complete and correct list of all salaried employees of the Company and its Subsidiaries, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) actual base salary, bonus, commission or other remuneration paid during 2017, (v) 2017 base salary level and 2018 target bonus, and (vi) indicating whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2015.

(b) Sellers have provided Buyer with complete and correct copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any such officer, employee or consultant, (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any current or former director, manager, officer, employee or consultant of the Company or any of its Subsidiaries. The employment or consulting arrangement of each officer, employee or consultant of the Company and its Subsidiaries is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by the Company or its Subsidiaries as the case may be, and neither the Company nor any of its Subsidiaries has any severance obligations if any such officer, employee or consultant is terminated. To the Knowledge of the Company, no executive or key employee of the Company or any of its Subsidiaries or any group of employees of the Company or any of its Subsidiaries has any plans to terminate employment with the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has experienced (nor, to the Knowledge of the Company, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries. The Company and each of its Subsidiaries have paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

(d) All individuals who have performed services for the Company or any of its Subsidiaries or who otherwise have claims for compensation from the Company or any of its Subsidiaries have been properly classified as an employee or an independent contractor pursuant to all applicable Laws, including, but not limited to, the Code and ERISA.

3.17 Employee Benefits.

(a) Section 3.17 of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes or has any obligation to contribute or with respect to which the Company and its Subsidiaries have any liabilities.

(i) Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) is so qualified and has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(v) Each such Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof has been timely amended within the applicable Remedial Amendment Period (as that term is defined in Code Section 401(b)) and in accordance with applicable procedures set forth in Revenue Procedure 2005-66. All master, prototype and volume submitter plans which are part of any Employee Benefit Plan were submitted to the IRS for an opinion or advisory letter within the applicable Remedial Amendment Period, set forth in Revenue Procedure 2005-66.

(vi) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company and the Sellers, threatened.

(vii) The Company has made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(b) Neither the Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or a Multiemployer Plan.

(c) Section 3.17 of the Disclosure Schedule designates each Employee Benefit Plan that is a Multiemployer Plan. The Company or its Subsidiaries have made all contributions required to be made to each Multiemployer Plan pursuant to the terms of such plan or the applicable collective bargaining agreement. No withdrawal liability would be incurred by the Company or any of its Subsidiaries under subtitle E of Title IV of ERISA if the Company and its Subsidiaries were to withdraw from each Multiemployer Plan on the Closing Date in a complete withdrawal (as defined in section 4203 of ERISA).

(d) Section 3.17(d) of the Disclosure Schedule lists each written agreement, contract, or other arrangement, whether or not an Employee Benefit Plan (collectively a “Plan”), to which the Company or any of its Subsidiaries is a party that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such Plan complies in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

3.18 Debt. The Company and its Subsidiaries do not have any Debt.

3.19 IT Systems; Business Continuity. The Software, computer hardware (whether general or special purpose), servers, networks, platforms, peripherals, data communication lines, telecommunications capabilities (including all voice, data and video networks), and other information technology equipment and related systems, similar or related items of automated, computerized, and/or software systems, including any outsourced systems and processes, that are owned or used or relied on by the Company and its Subsidiaries (“Company Systems”) are reasonably sufficient for the Business or any of the Company's other businesses as currently conducted and as immediately anticipated to be necessary for the continued operation of the Business as currently conducted. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or continued substandard performance, bug, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Business or any of the Company's other businesses; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

3.20 Certain Business Relationships with the Company. Except as set forth on Section 3.20 of the Disclosure Schedule, neither the Representative, nor any officer, manager, partner or director of the Company or any of its Subsidiaries nor any of the Affiliates of any of the foregoing (other than the Company and its Subsidiaries):

(a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company or any of its Subsidiaries; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 5% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Exchange Act;

(b) has any claim against or owes any amount to, or is owed any amount by, the Company or any of its Subsidiaries other than compensation owed by the Company in the Ordinary Course of Business;

(c) has any interest in or owns any assets, properties or rights used in the conduct of the Business or any other business of the Company or any of its Subsidiaries;

(d) is a party to any Contract to which the Company or any of its Subsidiaries is a party or which otherwise benefits the Business or any other business of the Company or any of its Subsidiaries; or

(e) has received from or furnished to the Company or any of its Subsidiaries any goods or services since the Most Recent Fiscal Year End, or is involved in any business relationship with the Company or any of its Subsidiaries.

3.21 Customers.

(a) Section 3.21 of the Disclosure Schedule sets forth a correct and complete list of the 10 largest customers (by dollar volume) of the Company and its Subsidiaries each during calendar year 2017 and the eight (8) months ended August 31, 2018. Section 3.21 of the Disclosure Schedule also sets forth, for each such customer, the aggregate payments from and to such Person by the Company and its Subsidiaries during such periods. There are no outstanding disputes with any of such customers.

(b) Since December 31, 2017, none of the customers listed on Section 3.21 of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries. Neither the Company, nor any of its Subsidiaries, Nor any of the Sellers has any reason to believe that any customer listed on Section 3.21 of the Disclosure Schedule will stop, or materially decrease the rate of, buying products or services from the Company or its Subsidiaries or otherwise materially change the terms of its relationship with the Company or its Subsidiaries after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such customer is threatened with bankruptcy or insolvency.

3.22 Restrictions on Business Activities. There is no Contract, Order, or other instrument binding upon the Company or any of its Subsidiaries, Sellers, or the current or former officers, managers or directors of the Company and any of its Subsidiaries which restricts or prohibits the Company or any of its Subsidiaries from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the Business or any other businesses of the Company and its Subsidiaries.

3.23 Product Warranty. Each service sold by the Company and its Subsidiaries is and has been sold, leased, or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries has any liability for replacement thereof or other damages, liability or obligations in connection therewith. Copies of the standard terms and conditions of service, sale or lease for the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions) have been made available to Buyer. No service sold by the Company or any of its Subsidiaries is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease made available to Buyer, except for any guaranty, warranty or other indemnity that is imposed by law.

3.24 Compliance with HIPAA and HITECH Act. With respect to the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Company and its Subsidiaries have in place policies and/or procedures (collectively, all of the foregoing, the “HIPAA Policies and Procedures”) and executed business associate agreements designed to, and which do, comply in all material respects with the applicable Standards for Privacy of Individually Identifiable Health Information, the Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated pursuant to HIPAA, and as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), and any applicable state laws relating to patient privacy and/or the security, use or disclosure of health care records (collectively, the “Privacy Regulations”). Copies of all current HIPAA Policies and Procedures have been made available to Buyer. Since the date that is two (2) years prior to the date of this Agreement, none of the Company nor its Subsidiaries has materially violated or breached any of its obligations under its business associate agreements or under the Privacy Regulations, and, to the Knowledge of Company (a) no claim has been made that the Company or any Subsidiary has materially violated or breached any of such agreements or the Privacy Regulations, and (b) neither the Company nor its Subsidiaries has been required to notify any covered entities, media or regulatory agencies, including the Department of Health and Human Services, of any breach, or any security incident, as those terms are defined under the applicable Privacy Regulations. Neither the Company nor its Subsidiaries has experienced any material breach or successful security incident with respect to “protected health information” (as defined in the applicable Privacy Regulations) in the possession or under the control of the Company or any of its Subsidiaries.

ARTICLE 4

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

4.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6 below). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company and its Subsidiaries.

4.2 Earnout. Buyer shall operate the Company and the Business consistent with its operation of all other business operated by the Buyer, and subject to the terms and conditions of this Agreement, from the Closing until the earlier of (1) the end of the Second Earnout Measurement Period or (2) the termination of the Srjdan Loncar Employment Agreement (other than by the Company “For Cause”, as defined therein) (the “Earnout Period”), Buyer will not take any action, or omit to take any action, that would impede sales, including without limitation, by requiring unreasonably onerous or uncustomary contractual terms with customers and suppliers or contractual terms that would have the effect of deferring revenue until after the Earnout Period.

4.3 Litigation Support. For a period of two years following the Closing, in the event and for so long as Buyer or the Company actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, Representative will cooperate with it and its counsel in the contest or defense and provide such testimony and access to Representative’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 6 below).

4.4 Confidentiality. Each Seller agrees not to disclose or use any Confidential Information, except that, if and as long as a Seller is an employee of the Company or any of the Subsidiaries after the Closing, then such Seller may use the Confidential Information in the ordinary course of his or her employment on behalf of the Company or such Subsidiary so long as such use is in compliance with all policies and agreements applicable to such Seller. Upon termination of such employment, each Seller will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his or her possession. If any Seller is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its, his or her reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.

4.5 Covenant Not to Compete. During the Restricted Period, each Seller named on Schedule 4.5 will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Business, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), or consult with or render services for any Competing Organization in connection with any Competing Product; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

4.6 Covenant Not to Solicit. During the Restricted Period, each Seller named on Schedule 4.5 will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) call upon, solicit or provide services to any Customer with the intent of selling or attempting to sell any products or services substantially similar to those offered by the Business, (b)  hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly employed by, or providing consulting services to, the Company or any of its Subsidiaries, or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (c) in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee, consultant, Customer, sales representative, broker, supplier, licensee, licensor, lessor, or other business relation (or any prospective customer, supplier, licensee or other business relation) of the Company or any of its Subsidiaries (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, any of its Subsidiaries or any of their operations, officers, directors or investors).

4.7 Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 4.5 or 4.6 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

4.8 Release. Each Seller, for itself, himself or herself, and its, his or her heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges the Buyer, the Company, each of its respective Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members, managers, directors, officers, employees, agents, and other representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated that relate to the Business (collectively, the “Released Claims”), and (b) irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Proceeding against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 4.8, “Released Claims” does not include, and the provisions of this Section 4.8 shall not release or otherwise diminish, (i) the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements or any rights under any Organizational Document, and (ii) if such Seller is an employee of the Company or any of its Subsidiaries, in respect of (i) the current year’s accrued but unpaid compensation and (ii) such employee’s outstanding benefits under the Employee Benefit Plans of the Company as of the Closing Date.

ARTICLE 5

CLOSING DELIVERIES

5.1 Closing Deliveries of Sellers. At or prior to the Closing, the Representative, on behalf of Sellers and the Company, shall deliver to Buyer:

(a) The certificates representing all of the Company Securities, together with other appropriate instruments of transfer to convey the same to Buyer;

(b) a certificate of the Secretary of the Company and each of its Subsidiaries, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of the Company and each of its Subsidiaries, (ii) the authorizing resolutions of the Company and each of its Subsidiaries and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which the Company or any of its Subsidiaries is a party;

(c) good standing certificates for the Company and each of its Subsidiaries from the jurisdiction of each such Person’s organization and each jurisdiction in which the Company or any Subsidiary is qualified to do business;

(d) counterpart signature pages to the Employment Agreements signed by Srdjan Loncar and Christopher DiCostanzo;

(e) resignation letters from each member of the board of directors and each officer of the Company and its Subsidiaries set forth on Schedule 5.1(e);

(f) all documentation necessary to obtain releases of all Liens (other than the Permitted Liens), including appropriate UCC termination statements;

(g) payoff and release letters from the holders of the Debt set forth on Schedule 5.1(g) that (i) reflect the amounts required in order to pay in full such Debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company or any of its Subsidiaries shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets or equity interests of the Company or any of its Subsidiaries by the holders of such Liens;

(h) a counterpart signature page to the Escrow Agreement signed by the Representative;

(i) a termination agreement from each party to the related party Contracts identified on Schedule 5.1(i);

(j) a certificate, addressed to Buyer and dated as of the Closing Date and duly executed under penalties of perjury by a responsible corporate officer of the Company, certifying that the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a notice, prepared in accordance with Treasury Regulations Section 1.897-2(h)(2) and duly executed under penalties of perjury by a responsible corporate officer of the Company, in each case in form and substance reasonably acceptable to Buyer;

(k) evidence of filing a duly executed assignment of patent agreement for that certain US Patent No. 7,956,727 entitled Methods and Systems For Medication Management to the Company; and

(l) all other instruments and documents required by this Agreement to be delivered by the Company, its Subsidiaries, the Sellers or the Representative to Buyer, and such other instruments and documents which Buyer or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to Buyer.

5.2 Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver to the Representative:

(a) a certificate from the Secretary of Buyer, dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of Buyer, (ii) the authorizing resolutions of Buyer and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which Buyer is a party;

(b) counterpart signature pages to the Escrow Agreement and Employment Agreements signed by Buyer; and

(c) all other instruments and documents required by this Agreement to be delivered by Buyer to the Company, the Sellers or the Representative, and such other instruments and documents which the Representative or its counsel may reasonably request to effectuate the transactions contemplated hereby.

All such agreements, documents and other items shall be in form and substance satisfactory to the Representative.

ARTICLE 6

REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1 Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article 6, each Seller Indemnitor, severally and not jointly, based on such Seller Indemnitor’s Indemnity Pro Rata Percentage, will indemnify, defend and hold harmless Buyer, the Company, each of their respective Subsidiaries, each of their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Article 3 or (ii) any breach of any covenant or agreement of the Company, any of its Subsidiaries, or the Representative in this Agreement.

(b) Subject to the terms and conditions of this Article 6, each Seller Indemnitor, severally and not jointly, based on such Seller Indemnitor’s Indemnity Pro Rata Percentage, agrees that they shall pay and otherwise fully satisfy and discharge all Designated Excluded Liabilities, and shall severally and not jointly, based on such Seller Indemnitor’s Indemnity Pro Rata Percentage, indemnify, defend and hold all Buyer Indemnitees harmless from, and shall reimburse all Buyer Indemnitees for, all Adverse Consequences that any Buyer Indemnitee may suffer or incur in connection with any Designated Excluded Liabilities.

(c) Subject to the terms and conditions of this Article 6, each Seller, severally and not jointly, will indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made by such Seller in Section 2.1 or (ii) any breach of any covenant or agreement of such Seller in this Agreement.

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 6, Buyer will indemnify, defend and hold harmless Sellers, their respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 6 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in Section 2.2 or (b) any breach of any covenant or agreement of Buyer in this Agreement.

6.3 Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing as provided for herein. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Notwithstanding the foregoing, Seller Indemnitors and Sellers, as applicable, will have no liability with respect to any claim under Section 6.1(a)(i) or Section 6.1(c)(i) unless Buyer notifies the Representative of such a claim on or before the first Business Day following the twelve (12) month anniversary of the Closing Date; provided, however, that (a) any claim relating to any representation made in Section 3.10 (Tax Matters) may be made at any time until the expiration of the statute of limitations applicable to any claim brought by a Governmental Body or other third party relating to the underlying subject matter of the relevant representation or warranty, (b) any claim relating to any representation made in Sections 2.1(a) (Authorization of Transaction), 2.1(c) (Brokers’ Fees), 2.1(d) (Company Securities), 3.2 (Authorization of Transaction), 3.3 (Capitalization and Subsidiaries), 3.5 (Brokers’ Fees), may be made at any time before the sixth anniversary of the Closing Date (collectively, the representations and warranties described in clauses (a) and (b) are referred to as the “Excluded Representations”) and (c) any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Representative notifies Buyer of such a claim on or before the first Business Day following the twelve (12) month anniversary of the Closing Date; provided, however, that any claim relating to any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) may be made at any time on or before the sixth (6th) anniversary. Notwithstanding anything to the contrary contained herein, if Buyer or the Representative, as applicable, provides notice of a claim in accordance with the terms of this Agreement within the applicable time period set forth above, then liability for such claim will continue until such claim is fully resolved.

6.4 Limitations on Indemnification by Sellers.

(a) With respect to the matters described in Sections 6.1(a)(i) and 6.1(c)(i), Sellers and Seller Indemnitors, as applicable, will have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $60,000 (the “Threshold”), after which point Sellers and Seller Indemnitors, as applicable, will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences from dollar one; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or (ii) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Sections 6.1(a)(i) 6.1(c)(i), the aggregate maximum liability of the Sellers and the Seller Indemnitors, as applicable, shall be $600,000; (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) breaches of the Excluded Representations or (ii) any intentional or fraudulent breach of representation or warranty.

(c) With respect to (i) the matters described in Sections 6.1(a)(i) or 6.1(c)(i) relating to breach of any Excluded Representation, (ii) the matters described in Sections 6.1(a)(ii), or (iii) the matters described in Section 7.1, the aggregate maximum liability of the Sellers and of the Seller Indemnitors, as applicable, shall be the Purchase Price.

(d) With respect to (i) the matters described in Section 6.1(c)(i) and 6.1(c)(ii), or (ii) any intentional or fraudulent breach of a representation or warranty, the aggregate maximum liability of any Seller other than the Seller Indemnitors shall be such Seller’s Pro Rata Percentage of the Purchase Price.

6.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 6.2(a), Buyer will have no liability with respect to such matters until Seller Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Buyer will be obligated to indemnify Seller Indemnitees from and against all Adverse Consequences from dollar one; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (a) breaches of any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) or (b) any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 6.2(a), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to (i) breaches of any representation made in Sections 2.2(b) (Authorization of Transaction) and 2.2(d) (Brokers’ Fees) or (b) any intentional or fraudulent breach of a representation or warranty.

(c) If any Adverse Consequences sustained by a Buyer Indemnitee are covered by an insurance policy, such Buyer Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds. If a Buyer Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Adverse Consequence under this Article 6, the payment under this Article 6 with respect to such Adverse Consequence shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments, less reasonable attorney’s fees and other reasonable expenses incurred in connection with such recovery. If a Buyer Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified with respect to some or all of such Adverse Consequence, such Buyer Indemnitee shall pay to the Representative (or return such amount to the Escrow Account if the Escrow Account remains in place at such time) the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment, less reasonable attorney’s fees and other reasonable expenses incurred in connection with such recovery and (ii) the aggregate amount paid by the Sellers to any Buyer Indemnitee with respect to such Adverse Consequence. Nothing in this Section 6.5(c) shall neither party shall create or be deemed to create any obligation on any party hereto to obtain or maintain any specific insurance policy.

6.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 6 (except to the extent such failure materially prejudices the defense of such proceeding).

(b) Upon receipt of the notice described in Section 6.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, and (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party diligently conducts the defense of the Third-Party Claim. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 6.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c) In the event that any of the conditions under Section 6.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 6.

(d) Except in circumstances described in Section 6.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

(e) Section 7.10 and not this Section 6.6 shall apply to any Tax Contest.

6.7 Other Indemnification Matters. All indemnification payments under this Article 6 will be deemed adjustments to the Cash Payment by the parties for Tax purposes, unless otherwise required by applicable Law. Each Seller agrees that such Seller has no claims or rights to contribution or indemnity from the Company or any of its Subsidiaries, or from the Buyer, with respect to any amounts paid by any Seller pursuant to this Article 6.

6.8 Setoff. If any Buyer Indemnitee makes a claim for indemnification in accordance with this Article 6 in an amount in excess of the then-remaining Escrow Amount available for distribution, and, in the case of any such claim that is outstanding, Buyer Indemnitee is pursuing such claim according to the requirements of this Article 6, then Buyer shall be entitled, but not obligated, to recover any such excess amounts due from the Seller Indemnitors or any Seller, as applicable, under this Agreement by setting off such amounts against the Earnout Amount. The exercise of such right of setoff by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If it is ultimately determined that such amounts were not due to Buyer, then any Earnout Amount to which Buyer exercised its right of set-off under this Section 6.8 shall bear interest from (a) the date such Earnout Amount is payable pursuant to Section 1.4(d)(i) until (b) the date on which such Earnout Amount is paid by Buyer to the Representative (for the benefit of the Sellers), at a rate equal to the lesser of 8% per annum or the maximum rate permitted by applicable Law.

6.9 Payments; Indemnification Escrow Fund; Sole Remedy. Any Adverse Consequences payable to a Buyer Indemnitee pursuant to this ARTICLE 6 shall be satisfied: (i) from the Escrow Amount; and (ii) to the extent the amount of Adverse Consequences exceeds the amounts of the Escrow Amount remaining, from the Seller Indemnitors or Seller, as applicable pursuant hereto. Subject to Sections  1.5 and 9.10, the Buyer acknowledges and agrees that its and each Buyer Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Ancillary Agreements, and the transactions contemplated hereunder shall be pursuant to the indemnification provisions set forth in this ARTICLE 6. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE 6 and Article 7. Nothing in this Section 6.9 shall limit any Person's right to seek and obtain any equitable relief to which any Party shall be entitled or to seek any remedy on account of fraud or intentional misconduct by any Party hereto.

ARTICLE 7

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

7.1 Tax Indemnification. In addition to the indemnification provisions of Article 6, but without duplication of any right to recovery in this Agreement (including to the extent reflected as a liability for purposes of calculating Working Capital on the final Closing Statement or a Transaction Expenses Amount or paid pursuant to Section 7.2 or 7.3), Sellers shall be liable for, and shall indemnify and hold Buyer Indemnitees harmless from, (a) all Taxes of the Company and its Subsidiaries with respect to the Pre-Closing Tax Period, and (b) all Taxes of any Person imposed on any of the Company or any Subsidiary as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

7.2 Tax Periods Ending on or Before the Closing Date. The Representative will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and without a change of any election or any accounting method. The Representative will provide Buyer with copies of any such Tax Returns for Buyer’s reasonable review and comment at least thirty (30) days prior to the due date (giving effect to any extensions thereto) for filing thereof, for any income Tax Return, and within a commercially reasonable time prior to the due date for filing thereof (giving effect to any extensions thereto), for any Tax Return that is not an income Tax Return, and the Representative shall consider in good faith any revisions to such Tax Returns as are reasonably requested by the Representative. Without duplication of any right to recovery herein, the Representative, on behalf of Sellers, will pay all Taxes due with respect to such Tax Returns, but only to the extent such Taxes are not reflected as a liability for purposes of calculating Working Capital on the final Closing Statement or as a Transaction Expenses Amount.

7.3 Tax Periods Beginning Before and Ending After the Closing Date. Buyer will timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries for any Straddle Period (the “Straddle Period Returns”). Buyer will provide the Representative with copies of any Straddle Period Returns at least thirty (30) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Taxes that relate to the portion of such Tax period ending on the Closing Date (the “Pre-Closing Taxes”). If the Representative agrees with the Straddle Period Returns and Straddle Statement, the Representative shall, without duplication of any right to recovery herein, pay to Buyer, not later than five (5) Business Days before the due date for the payment of Taxes with respect to such Straddle Period Returns, an amount equal to the Pre-Closing Taxes as shown on the Straddle Statement, but only to the extent such Taxes are not reflected as a liability for purposes of calculating Working Capital on the final Closing Statement or as a Transaction Expenses Amount. If, within ten (10) days after the receipt of the Straddle Period Returns and Straddle Statement, the Representative (a) notifies Buyer that it disputes the manner of preparation of the Straddle Period Returns or the Pre-Closing Taxes calculated in the Straddle Statement and (b) provides Buyer with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Period Returns and Straddle Statement, then Buyer and the Representative shall attempt to resolve their disagreement within five (5) days following the Representative’s notification of Buyer of such disagreement. If Buyer and the Representative are not able to resolve their disagreement, the dispute shall be submitted to the Accountants. The Accountants will resolve the disagreement within fifteen (15) days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accountants shall be binding on the Parties. The cost of the services of the Accountants will be borne by the Party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Accountants. If each of the Party’s calculation differs equally from the calculation as finally determined by the Accountants, then such cost will be borne half by the Representative and half by Buyer. For purposes of this Section, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date (i.e., the Pre-Closing Taxes) will (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date.

7.4 Cooperation on Tax Matters. Buyer and the Representative will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Representative will retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

7.5 Certain Taxes. All transfer (including real estate transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated hereby will be paid 50% by the Representative, on behalf of the Sellers, and 50% by Buyer when due. The Representative will, at the expense of Sellers, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.

7.6 Tax Refunds. If after the Closing Date, Buyer or the Company or its Subsidiaries or any of their respective Affiliates receive a refund or credit against a Tax with respect to a Pre-Closing Tax Period of the Company or any of its Subsidiaries, but excluding any refund or credit against a Tax that is attributable to any loss in a Tax year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to a Tax period or portion thereof ending on or before the Closing Date, Buyer shall pay or cause to be paid the amount of such Tax refund or credit to the Representative (for the benefit of the Sellers), net of any Taxes imposed thereon and expenses incurred with respect thereto. The amount due to the Representative under this Section 7.6 shall be payable within thirty (30) days after receipt thereof from the applicable Governmental Body or, if the refund is in the form of a credit, thirty (30) days after filing the Tax Return claiming such credit.

7.7 No Closing Date Tax Actions. Buyer shall not make or cause to be made any election pursuant to Section 338 or 336(e) of the Code with respect to the transactions contemplated by this Agreement, or otherwise cause any extraordinary transaction, event, or effect as of the Closing Date (other than such transactions contemplated by this Agreement) that would result in any increased Tax liability for which the Sellers would be required to provide indemnification or otherwise bear pursuant to this Agreement or otherwise.

7.8 Additional Restrictions for Pre-Closing Tax Period Tax Returns and Associated Taxes. Without the prior written consent of the Representative, Buyer shall not take any of the following actions (or cause or permit the Company or any of its Subsidiaries to take any of the following actions) (a) file, re-file or amend any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period or Straddle Period (in each case other than as set forth in Section 7.3), (b) extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or Straddle Period, (c) make or change any Tax election or accounting method or practice or adopt or change any convention that has retroactive effect to any Pre-Closing Tax Period, including any such action that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shift deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, or (d) initiate any voluntary disclosure or other communication with any Governmental Body relating to any actual or potential Tax payment or Tax Return filing obligation of any Company or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period.

7.9 Certain Additional Tax Matters. To the fullest extent permitted by applicable Law, the Parties shall treat the Closing Date as the last day of any taxable period of the Company or any of its Subsidiaries beginning on or prior to the Closing Date. For the avoidance of doubt, the payment of the following shall be attributable to a Pre-Closing Tax Period (including the portion of a Straddle Period constituting a Pre-Closing Tax Period): any amount reflected as a liability for purposes of calculating Working Capital on the final Closing Statement, any Debt Amount, any Transaction Expenses Amount or any other compensatory amounts paid on or prior to the Closing Date (or after the Closing Date to the extent required to be paid as a result of the Closing), including any amount payable with respect to any bonuses, severance or compensation awards triggered, incurred, accrued or payable to any employee or other service provider of the Company or any of its Subsidiaries as a result of or contingent upon the consummation of the transactions contemplated in this Agreement.

7.10 Tax Contests.

(a) Buyer shall promptly notify the Representative in writing upon receipt by Buyer or its Affiliates (including the Company or any of its Subsidiaries) of any written notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, assessments or other Proceedings which may affect the Tax liability of the Company or any of its Subsidiaries for any Pre-Closing Tax Period or any Straddle Period (“Tax Contest”), provided that failure to provide notice of a Tax Contest shall not relieve the Sellers of their obligations pursuant to this Agreement, except to the extent the Sellers were materially prejudiced by such failure.

(b) Buyer and its Affiliates shall afford the Representative, at the Sellers’ expense, the right to control a Tax Contest if such Tax Contest relates to Taxes for a Pre-Closing Tax Period (other than a Straddle Period); provided, that Seller shall keep the Buyer reasonably informed of the details and status of such Tax Contest (including providing the Buyer with copies of all written correspondence regarding such Tax Contest), and the Buyer shall have the right to attend or participate in any such Tax Contest at the Buyer’s expense. In the event that the Representative does not assume control of any such Tax Contest, Buyer shall assume control of such Tax Contest; provided, that Buyer shall keep the Representative reasonably informed of the details and status of such Tax Contest (including providing the Representative with copies of all written correspondence regarding such Tax Contest), and the Representative shall have the right to attend or participate in any such Tax Contest at the Sellers’ expense. Neither Buyer nor the Representative shall settle, compromise or concede any such Tax Contest without the written consent of the other, which such written consent shall not be unreasonably withheld, delayed or conditioned.

(c) In the case of a Tax Contest that relates to any Straddle Period, Buyer shall control such Tax Contest; provided, that Buyer shall keep the Representative reasonably informed with respect to such Tax Contest, and the Representative shall have the right to attend or participate in any such Tax Contest at the Sellers’ expense. Buyer shall not settle, compromise or concede any such Tax Contest without the written consent of the Representative, which written consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE 8

DEFINITIONS

“Accountants” has the meaning set forth in Section 1.5 above.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement); provided, however that “Adverse Consequences” shall not include any punitive, consequential, special or indirect damages, including loss of future revenue or income, relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.

“Applicable Area” means (a) anywhere in the world, but if such area is determined by judicial action to be too broad, then it means (b) North America, but if such area is determined by judicial action to be too broad, then it means (c) any state within the United States of America in which the Company or any of its Subsidiaries engaged in Business prior to the Closing Date.

“Business” means the business of providing interactive message based medication adherence and persistence services, and in electronic health records based messaging for healthcare providers and patients.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Revenue” means revenue generated by Buyer or its Subsidiaries (including the Company) derived from interactive text message based medication adherence and persistence services as defined in the statement of work for clients.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnitee” has the meaning set forth in Section 6.1 above.

“Buyer Shares” has the meaning set forth in Section 1.2(e) above.

“Cap” has the meaning set forth in Section 6.4(b) above.

“Cash” means the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis as determined in accordance with the Company’s historical practices; provided, that if such aggregate amount of cash and cash equivalents is a negative number, then it shall include the amount of all fees, penalties or interest related to such negative amount of Cash.

“Cash Amount” means the aggregate amount of Cash as of the Closing Date, excluding any Restricted Cash.

“Cash Payment” means the amount equal to (a) $5,500,000, plus (b) the Cash Amount, plus (c) the Working Capital Surplus, if any, minus (d) the Working Capital Deficit, if any, minus (e) the Debt Amount, minus (f) the Transaction Expenses Amount, minus (g) the Escrow Amount, minus (h) the Seller Expense Reserve Amount.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any applicable rules, regulations, directives, Orders, and guidance promulgated thereunder, and any successor to such statute, rules, regulations, directives, Orders or guidance.

“Change of Control” means (a) the acquisition by a Third Party of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of Company or Buyer or (ii) the combined voting power of the then outstanding voting securities of Company or Buyer entitled to vote generally in the election of directors of Company or Buyer, or, if the percentage ownership of such Third Party in the voting securities of Company or Buyer is increased through stock redemption, cancellation, or other recapitalization, such Third Party becoming, immediately after such increase, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then outstanding voting securities of Company or Buyer; (b) the consummation of a merger, consolidation, recapitalization, or reorganization of Company or Buyer involving any Third Party, other than any such transaction that would result in shareholders or equity holders of Company or Buyer immediately prior to such transaction owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale or transfer to a Third Party, in one or more related transactions, properties or assets representing all or substantially all of Buyer’s or Company’s business or assets at the time of such sale or transfer.

“Closing” has the meaning set forth in Section 1.10 above.

“Closing Date” has the meaning set forth in Section 1.10 above.

“Closing Statement” has the meaning set forth in Section 1.5 above.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Common Stock Price per Share” means $[    ]1

“Company” has the meaning set forth in the preface above.

“Company Options” has the meaning set forth in Section 1.10 above.

“Company Insurance Agreements” has the meaning set forth in Section 3.14 above.

“Company IP Rights” has the meaning set forth in Section 3.12(a).

“Company Securities” means all of the outstanding equity of the Company, as set forth on Schedule 1.1.

“Company Systems” has the meaning set forth in Section 3.19.

1 NTD – solely used for purpose of option cancellation

“Competing Organization” shall mean any Person engaged in, or considering to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.

“Competing Product” shall mean products, processes, or services of any Person, other than Company, in existence or under development, which are substantially similar, may be substituted for, or applied to substantially similar end use of the products, processes or services of the Business.

“Confidential Information” means any information concerning the business and affairs of the Company and its Subsidiaries not already generally available to the public.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Customer” means any Person who (a) purchased products or services from the Company or any of its Subsidiaries (or their predecessors) during the three years prior to the Closing Date, (b) was called upon or solicited by the Company or any of its Subsidiaries (or their predecessors) during such three year period, or (c) was a distributor, sales representative, agent or broker for the Company or any of its Subsidiaries during such three year period.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice and reflected as a current liability in the final calculation of Working Capital), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by the Company or its Subsidiaries prior to Closing, (g) Off-Balance Sheet Financing of the Company or its Subsidiaries in existence immediately prior to the Closing, (h) other long term or non-ordinary course liabilities, (i) indebtedness or obligations of the types referred to in the preceding clauses (a) through (h) of any other Person secured by any Lien on any assets of the Company or any of its Subsidiaries, even though the Company and its Subsidiaries have not assumed or otherwise become liable for the payment thereof, and (i) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (g) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties. For the avoidance of doubt, Debt shall not include any liability for Taxes.

“Debt Amount” means all Debt of the Company and its Subsidiaries (on a consolidated basis) as of the Closing Date plus, without duplication, any amounts required to fully pay or otherwise satisfy all such Debt (including, but not limited to, any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses).

“Designated Excluded Liabilities” means (a) any Debt of the Company or any of its Subsidiaries as of the Closing Date that did not reduce the Final Cash Payment pursuant to Section 1.5 above, (b) all Transaction Expenses that did not reduce the Final Cash Payment pursuant to Section 1.5 above, and (c) any obligation of the Company or any of its Subsidiaries to indemnify or hold harmless any current or former director or officer of the Company or any of its Subsidiaries for claims that relate to periods prior to the Closing.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer on the date hereof.

“Earnout Amount” has the meaning set forth in Section 1.6, subject to adjustment pursuant to Section 6.8.

“Earnout Measurement Period” means either of the First Earnout Measurement Period or the Second Earnout Measurement Period.

“Earnout Objections Statement” has the meaning set forth in Section 1.7.

“Earnout Period” has the meaning set forth in Section 4.2.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, phantom stock, or restricted stock plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by the Company or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of the Company or an ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Agreements” means those certain Employment Agreements dated as of the date hereof between Buyer and each of Srdjan Loncar and Christopher DiCostanzo, in the form of Exhibit B attached hereto.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Escrow Agent” means PNC Bank, NA.

“Escrow Agreement” means that certain Escrow Agreement dated as of the date hereof among the Escrow Agent, the Representative and Buyer, in the form of Exhibit C attached hereto.

“Escrow Amount” means $600,000.

“Estimated Cash Payment” has the meaning set forth in Section 1.3 above.

“Excluded Representations” has the meaning set forth in Section 6.3 above.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Cash Payment” has the meaning set forth in Section 1.5 above.

“Financial Statements” has the meaning set forth in Section 3.7(a) above.

“First Earnout Amount” has the meaning set forth in Section 1.6 above.

“First Earnout Measurement Period” has the meaning set forth in Section 1.6 above.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property.

“Indemnified Party” has the meaning set forth in Section 6.6(a) above.

“Indemnifying Party” has the meaning set forth in Section 6.6(a) above.

“Indemnity Pro Rata Percentage” shall refer to those percentages set forth on Schedule 6.1.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which the Company or any Subsidiary uses Intellectual Property which is not owned by the Company or one of its Subsidiaries or pursuant to which the Company or any Subsidiary grants any other Person the right to use any Intellectual Property owned by the Company or any Subsidiary.

“Knowledge” means (a) in the case of an individual, the actual knowledge of such individual, upon reasonable inquiry, (b) in the case of the Company, the actual knowledge of Srdjan Loncar, Christopher DiCostanzo and Kresimir Nesek, in each case upon reasonable inquiry, and (c) in the case of Buyer, the actual knowledge of William Febbo and Douglas Baker, in each case upon reasonable inquiry.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on (a) the business, operations, assets (including intangible assets), liabilities, operating results, value, employee, customer or supplier relations, or financial condition of the Company or any of its Subsidiaries or (b) the ability of the Company or Sellers to consummate timely the transactions contemplated by this Agreement.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedule, the Leases, the Intellectual Property Licenses and the Company Insurance Agreements.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a) above.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Objections Statement” has the meaning set forth in Section 1.5 above.

“Off-Balance Sheet Financing” means (a) any liability of the Company or its Subsidiaries under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of the Company and (b) any liability of the Company or any of its Subsidiaries under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Option Consideration” has the meaning set forth in Section 1.9 above.

“Option Holder Seller” has the meaning set forth in Section 1.10 above.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” has the meaning set forth in the preface above.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that the Company or its Subsidiaries are contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the Business or any other businesses of the Company or its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any taxable period (or portion thereof for any Straddle Period) ending on or prior to the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 7.3 above.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator. For the avoidance of doubt “Proceeding” shall include any prebankruptcy, bankruptcy, or other insolvency-related proceedings and reorganizations, as well as any Tax-related proceedings.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Pro Rata Percentage” means the percentage ownership of each Seller set forth on Schedule 1.1.

“Purchase Price” has the meaning set forth in Section 1.2 above.

“Real Property” means the Leased Real Property and the Owned Property.

“Receivables” has the meaning set forth in Section 3.7(c) above.

“Released Claims” has the meaning set forth in Section 4.8 above.

“Released Parties” has the meaning set forth in Section 4.8 above.

“Releasors” has the meaning set forth in Section 4.8 above.

“Representative” has the meaning set forth in the preface above.

“Restricted Cash” means Cash held by or otherwise under the control of Seller for, on behalf of or owed to clients of Seller.

“Restricted Period” means a period of time equal to the lesser of (a) four (4) years following Closing, or (b) two years following termination by the Buyer of the Srdjan Loncar Employment Agreement other than “For Cause” (as defined therein).

“Second Earnout Amount” has the meaning set forth in Section 1.6 above.

“Second Earnout Measurement Period” has the meaning set forth in Section 1.6 above.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller” or “Sellers” has the meaning set forth in the preface above.

“Seller Expense Reserve Amount” means $50,000.

“Seller Indemnitees” has the meaning set forth in Section 6.2 above.

“Seller Indemnitors” has the meaning set forth in the preface above.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Returns” has the meaning set forth in Section 7.3 above.

“Straddle Statement” has the meaning set forth in Section 7.3 above.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Contest” has the meaning set forth in Section 6.20 above.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person other than Company, Buyer or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 6.6(a) above.

“Threshold” has the meaning set forth in Section 6.4(a) above.

“Trading Day” means any day on which NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 PM New York City time.

“Transaction Expenses” means any and all (a) legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by the Company or its Subsidiaries in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing or as a result of any change of control or other similar provisions, and (c) payroll or employment Taxes, if any, required to be paid by Buyer (on behalf of the Company or its Subsidiaries), the Company or its Subsidiaries with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b).

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not the Company has been billed for such expenses.

“VWAP” means, for any Trading Day, the volume-weighted average price per share of Buyer common stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and Representative).

“Working Capital” means an amount equal to (a) the amount of the cash, accounts receivable, and prepaid expenses (excluding Tax assets) of the Company and its Subsidiaries, minus (b) the amount of the accounts payable, accrued expenses, and deferred revenue (excluding Debt and Tax liabilities) of the Company and its Subsidiaries, in each case determined on a consolidated basis, consistently with the calculation and principles set forth on Schedule 1.8. For purposes of clarity, Transaction Expenses shall not be accrued as a liability but shall be paid by Sellers, and the Working Capital shall be otherwise calculated as if the transactions contemplated by this Agreement had not occurred.

“Working Capital Deficit” means the amount by which the Working Capital as of the Closing Date is less than the Working Capital Target.

“Working Capital Surplus” means the amount by which the Working Capital as of the Closing Date is greater than the Working Capital Target.

“Working Capital Target” means $0.

ARTICLE 9

MISCELLANEOUS

9.1 Press Releases and Public Announcements. Neither the Representative nor any Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Representative; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their respective Subsidiaries or Affiliates or (c) assign its rights under this Agreement to any Person that acquires the Company or all or substantially all of its assets.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers or the Representative:	Srdjan Loncar 25 Buffalo Run East Brunswick, NJ 08816

With a copy, which shall not constitute notice, to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Attention: Denis Segota, Esq.

If to Buyer:	OptimizeRx Corporation 400 Water Street, Suite 200 Rochester, MI 48307 Attention: Will Febbo, Chief Executive Officer

With a copy, which shall not constitute notice, to:	McDermott Will & Emery LLP 28 State Street Boston, MA 02109 Attention: Byron Kalogerou

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Injunctive Relief. Sellers and the Representative hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on Sellers’ activities in Section 4.5 are fair and reasonably required for the protection of Buyer and its Affiliates. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach (including a breach of Section 4.5), and enforcing specifically the terms and provisions. Sellers and the Representative hereby waive any and all defenses he, she or it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that all Transaction Expenses incurred by the Company and its Subsidiaries in connection with this Agreement shall be paid by Sellers.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.14 Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Disclosure Schedule and other Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15 Confidentiality. The Representative and each Seller shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement and the other Ancillary Agreements, including, without limitation, the Purchase Price and each of its components; provided, however, that the Representative or any Seller may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto.

9.16 Representative.

(a) Each Seller hereby appoints the Representative for and on behalf of Sellers to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to authorize and agree to adjustments to the Cash Payment and each Earnout Amount under Article 1 and other applicable provisions of this Agreement, to authorize distribution of the Amount, to take all actions on behalf of Sellers pursuant to this Agreement and any Ancillary Agreement to which such Seller is a party, and to take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing. More specifically, the Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Seller, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Seller, and any notice, communication, document, certificate or information required (other than any notice required by Law or under the Company’s Organizational Documents) to be given to any Seller hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the Representative. Without limiting the generality of the foregoing, the Representative shall be authorized, in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of Sellers necessary to effectuate the Closing and related transactions. The Representative shall be authorized to take all actions on behalf of the Sellers in connection with any claims made under Articles 6 or 7 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of Sellers. The Sellers may remove or replace the Representative by a vote of holders that own a majority of the Company’s common stock immediately prior to Closing upon not less than ten (10) Business Days’ prior written notice to Buyer. No bond will be required of the Representative, and the Representative will receive no compensation for its services. Notices or communications to or from the Representative will constitute notice to or from each of Sellers.

(b) Each Seller hereby acknowledges and agrees that the Seller Expense Reserve Amount shall be withheld and paid directly to an account maintained by the Representative (or a financial institution selected by the Representative) as a fund for the fees and expenses (including, without limitation, any legal fees and expenses) of the Representative incurred in connection with this Agreement, with any balance of the Seller Expense Reserve Amount not utilized for such purposes to be returned to the Sellers in accordance with their Pro Rata Percentage; provided, however, that in no event shall any portion of the Seller Expense Reserve Amount be returned to the Sellers prior to the final determination of the Final Cash Payment pursuant to Section 1.5 and the full payment of the amount owed by the Representative to Buyer, if any, pursuant to Section 1.4(d)(i). If the Seller Expense Reserve Amount shall be insufficient to satisfy the fees and expenses of the Representative, and if there are any remaining funds in the Escrow Amount to be distributed to the Sellers immediately prior to the final distribution from the Escrow Amount to the Sellers pursuant to the Escrow Agreement, then the Representative shall be entitled to recover any such expenses from the Escrow Amount to the extent of such funds prior to the distribution of funds to the Sellers. The Representative shall be entitled to recover any remaining expenses directly from the Sellers.

(c) The Representative will not be liable for any act done or omitted hereunder as the Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. Sellers will severally indemnify the Representative and hold the Representative harmless against any Adverse Consequences incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder.

(d) A decision, act, consent or instruction of the Representative will constitute a decision of all Sellers and will be final, binding and conclusive upon each such Seller, and Buyer may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of each such Seller. Buyer Indemnitees are hereby relieved from any Adverse Consequences to any Person for any acts done by such Buyer Indemnitees in accordance with such decision, act, consent or instruction of the Representative.

9.17 Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

9.18 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

9.19 Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT LOCATED IN NEW YORK, NEW YORK (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY HEREOF IN COMPLIANCE WITH SECTION 8.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

OPTIMIZERX CORPORATION

By:
Name:
Title:

COMPANY:

CARESPEAK COMMUNICATIONS, INC.

By:
Name:
Title:

SELLERS:

[Signature blocks to be provided]

REPRESENTATIVE:

By:
Name:
Title: